SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[   ]   Soliciting Material Under Rule 14a-12

THE EASTERN COMPANY
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES INVESTORS, LLC,

BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP., HILCO, INC., JAMES A. MITAROTONDA

AND MICHAEL A. MCMANUS, JR.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The Barington Group is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the 2015 annual meeting of shareholders (the “Annual Meeting”) of The Eastern Company (the “Company”). The Barington Group has made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies for the election of its director nominees at the Annual Meeting.

Item 1.   On April 13, 2015, the Barington Group issued the following press release and sent the letter referenced therein to the Company’s shareholders. The letter referred to in the press release is also available at www.barington.com/eastern.html.

FOR IMMEDIATE RELEASE

April 13, 2015

BARINGTON GROUP FILES DEFINITIVE PROXY STATEMENT TO ELECT

SHAREHOLDER REPRESENTATIVES TO THE BOARD OF DIRECTORS OF

THE EASTERN COMPANY

Mails Letter Encouraging Shareholders to Vote the Barington Group’s WHITE Proxy Card

New York, NY, April 13, 2015 – The Barington Group announced today that it has filed a definitive proxy statement with the Securities and Exchange Commission in connection with its solicitation of proxies to elect James A. Mitarotonda and Michael A. McManus, Jr. to the Board of Directors of The Eastern Company (NASDAQ: EML) at the Company’s 2015 Annual Meeting of Shareholders.  The Annual Meeting is scheduled to be held at 11:00 a.m. (local time) on Wednesday, May 20, 2015 at Eastern’s headquarters in Naugatuck, Connecticut.

For the following reasons, the Barington Group, which owns over 5.2% of the Company’s outstanding shares, believes that it is time for a change at Eastern:

•

Disappointing Share Price Performance.  Eastern’s common stock has significantly underperformed its peers and the market as a whole under its current Board of Directors.

•

Lack of Strategic Focus.  We believe that Eastern suffers from a lack of strategic focus that has hindered its ability to build a platform for sustained growth and innovation.  The Company has failed to publicly disclose a strategic plan to create long-term value for shareholders and we question whether the Board has ever required management to create one.  We are also concerned by the Company’s return on invested capital, which we be believe has been very poor, as well as its revenue growth, which has consistently lagged its peers over the past 15 years.

•

Poor Corporate Governance.  We believe that Eastern has extremely poor corporate governance.  Among other things, the Company has a staggered board of directors, a plurality voting standard for uncontested director elections, and a “poison pill” shareholder rights plan with a ten-percent trigger that has not been approved by shareholders.  The Board has also failed to separate the roles of Chairman and Chief Executive Officer (or even appointed an independent lead or presiding director) and did not have a standing corporate governance committee for ten years.  To make matters worse, the Board’s new standing corporate governance committee, formed in May 2014, did not hold any meetings at all last year.

•

Disregard for Shareholder Interests.  We believe that the Board’s recent decision to expand its size by one directorship immediately after the Annual Meeting, and unilaterally appoint James Ozanne to fill the new Board seat, shows a disregard for shareholders by denying them the opportunity to vote on the addition of Mr. Ozanne to the Board.

•

Over-Tenured Board.  We believe that the Eastern Board, which has not added a new director since 1993 and has an average director tenure of 27 years, is over-tenured.  Institutional Shareholder Services considers a director tenure of greater than nine years as excessive, and GMI Ratings has flagged the Eastern Board as being potentially entrenched due to its high number of long-serving directors.

•

Limited Industrial Experience.  We believe that all of Eastern’s non-executive directors lack meaningful board of director and operating experience in the industrial sector.  Other than their tenure on the Eastern Board, none has ever served as a director of a publicly traded industrial company or held an executive position in this sector.  Similarly, neither of Eastern’s nominees for election at the Annual Meeting has worked at a manufacturing or industrial company and both have little experience serving as a public company director.  David Robinson’s professional experience is in the insurance industry, where he ran a local insurance agency, and he has no other experience as a public company director other than serving on the Eastern Board.  Samantha Allison’s professional experience is in the health care industry and she has never served as a public company director.

After having attempted to work privately with representatives of management and the Board for more than two years to address many of these issues to no avail, we have decided to proceed with our proxy solicitation to elect two highly qualified director nominees to the Board who possess the background and experience we believe are necessary to enhance the Company’s long-term value.  If elected, the Barington Group’s highly qualified nominees intend to work together with the other members of the Board to seek to improve Eastern’s long-term financial performance and corporate governance.

The Barington Group nominees are:

James A. Mitarotonda – Mr. Mitarotonda, 60, is the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P.  Mr. Mitarotonda is an experienced public company director who has helped numerous manufacturing and industrial companies improve their financial and share price performance, corporate governance and executive compensation practices.  He is currently a director of A. Schulman, The Pep Boys – Manny, Moe & Jack, OMNOVA Solutions, Inc. and Barington/Hilco Acquisition Corp.  He has also served as a director of Ameron International, Griffon Corporation, Gerber Scientific, The Jones Group, Register.com, Inc. and Sielox, Inc., among other companies.

Michael A. McManus, Jr. – Mr. McManus, 71, is the President and Chief Executive Officer of Misonix, Inc., a manufacturer of medical devices, and was recently selected as a top CEO for 2014 by ExecRank.  Prior to working at Misonix, Mr. McManus was the President and Chief Executive Officer of New York Bancorp.  He was also an Assistant to President Ronald Reagan.  Mr. McManus is a director of A. Schulman, Inc. and Novavax, Inc.  He also serves as an advisor to Barington Capital Group, L.P.

The Barington Group’s proxy statement and an accompanying WHITE proxy card are expected to be mailed to Eastern shareholders today.  The Barington Group is also mailing a letter to shareholders encouraging them to vote the WHITE proxy card in favor of the Barington Group’s nominees.

The full text of the letter follows:

April 10, 2015

Dear Fellow Shareholder:

IT’S TIME FOR A CHANGE AT THE EASTERN COMPANY!

We are the Barington Group and, as significant shareholders of The Eastern Company owning over 5.2% of the Company’s outstanding shares, we are convinced that Eastern’s value potential is not being realized under its current Board of Directors.  We also lack confidence in the commitment of Eastern’s incumbent directors to protect shareholder interests.  We are therefore writing to request your support for the election to the Board of our two highly qualified director nominees – James A. Mitarotonda and Michael A. McManus, Jr. – each of whom has significant experience helping companies improve long-term value and is committed to protecting the interests of all Eastern shareholders.

If you share our belief that it is time for a change at The Eastern Company and that shareholders would benefit from having new, more experienced directors representing them in the boardroom, please vote the enclosed WHITE proxy card today to elect our director nominees at the 2015 Annual Meeting which is scheduled to be held on May 20, 2015.

REASONS FOR OUR PROXY SOLICITATION

We are extremely disappointed with the performance of Eastern under its current Board of Directors, which has an astonishing average director tenure of 27 years.  Given Eastern’s long list of positive attributes – including a healthy balance sheet, a desirable position in several industrial market niches, a global manufacturing presence and a culture of judiciously controlling expenses – we believe that the Company’s common stock should be worth substantially more.  We are convinced that it can be if Eastern has the benefit of better leadership and strategic guidance from its Board of Directors.

WE BELIEVE THAT EASTERN’S SHARE PRICE PERFORMANCE

HAS BEEN EXTREMELY DISAPPOINTING FOR SHAREHOLDERS

We believe that Eastern’s share price performance under its current Board of Directors has been extremely disappointing for shareholders.  As indicated in the table below, Eastern’s common stock has significantly underperformed its peers and the market as a whole over the one, three, five, ten and fifteen-year periods preceding the public disclosure of our 5.2% ownership position in the Company on September 30, 2014:

	1 Year (9/30/13-9/29/14)	3 Years (9/30/11-9/29/14)	5 Years (9/30/09-9/29/14)	10 Years (9/30/04-9/29/14)	15 Years (9/30/99-9/29/14)
The Eastern Company	0.94%	-6.2%	14.5%	55.0%	63.7%
Peer Group Median[1]	4.3%	53.2%	99.1%	109.4%	129.7%
Russell 2000 Index[2]	5.5%	80.9%	97.8%	102.1%	127.1%
Wilshire 5000 Index[2]	18.1%	86.9%	109.7%	114.8%	114.6%

We find this record unacceptable.  As detailed in our enclosed proxy statement, we have attempted to work privately with representatives of management and the Board to improve Eastern’s share price performance to no avail for more than two years. In addition, we have heard from numerous other past and present shareholders who believe the Company has similarly ignored their suggestions.  As a result, we have decided to proceed with our proxy solicitation to elect two highly qualified director nominees to the Board who possess the background and experience we believe are necessary to enhance the Company’s long-term value.

It is our belief that Eastern's poor share price performance reflects a number of significant challenges facing the Company, including (a) a lack of strategic focus, (b) low returns on invested capital, (c) anemic revenue growth, (d) poor corporate governance and (e) excessively long-tenured directors who lack meaningful business experience in the industrial sector.

WE BELIEVE THAT EASTERN LACKS STRATEGIC FOCUS

We believe that Eastern operates too many businesses that service too many end markets.  As a result, it is our belief that the Company suffers from a lack of strategic focus that has hindered its ability to build a strong platform for sustained growth and innovation and places Eastern at a competitive disadvantage to its peers.

Today, Eastern manages ten businesses units, which manufacture and sell a wide range of diverse products from oven door latches to anchoring devices for supporting underground mine roofs.  Each of the Company’s businesses competes in multiple end markets.  At the same time, the Company manages more than ten production facilities across two continents.  The Company’s most recent acquisition of Argo Transdata, a manufacturer of printed circuit board assemblies, adds another business that represents yet further divergence from the Company’s core industrial markets.

It is our belief that Eastern’s lack of strategic focus has prevented the Company from achieving meaningful economies of scale in its businesses and generating consistent revenue and margin growth for the Company as a whole, and that its fragmentation across many markets has undermined its ability to become a significant supplier to its customers and establish a sustainable competitive position.  We also believe that the Company’s lack of strategic focus has hindered its ability to capture material sales, distribution, logistics or operating synergies across the Company’s various businesses.

WE BELIEVE THAT EASTERN HAS GENERATED

INADEQUATE RETURNS ON ITS INVESTED CAPITAL

We believe that the Company has generated inadequate returns on its invested capital for shareholders.  Over the past 15 years, we estimate that Eastern has invested over $91 million in capital expenditures and acquisitions.  Over this time period, shareholders have received $31.2 million in dividends and approximately $49.2 million in appreciation in the Company’s market capitalization.  Thus, Eastern’s shareholders have earned in the aggregate approximately $80.4 million over the past 15 years, which is approximately $10.8 million less than the Company invested over this time period.

It is our belief that Eastern’s disappointing returns on its invested capital derive from the fact that it has repeatedly made what we believe have been poor capital allocation decisions.  For example, we estimate that over the past 15 years, the Company has invested approximately $14.8 million, or approximately 32.5% of the Company’s total capital expenditures, in its Metal Products segment, primarily to upgrade its foundry in Syracuse, New York.  Unfortunately, over this 15-year period, the Metal Products segment has generated a cumulative pre-tax operating profit of less than $800,000, which is only 0.5% of the Company’s total cumulative operating profits over this time period.

WE BELIEVE THE COMPANY SUFFERS FROM ANEMIC REVENUE GROWTH

Over the past 15 years, Eastern’s revenue growth has consistently lagged its peers.  The table below compares the Company’s revenue growth with the average and median peer company performance over the most recent one, three, five, ten and fifteen-year periods:

Revenue Growth (Percent) Based on LTM as of April 2, 2015
	1-Year	3-Year	5-Year	10-Year	15-Year
NN, Inc. (NNBR)	30.9%	15.0%	88.4%	60.7%	472.8%
PMFG, Inc. (PMFG)	23.4%	16.9%	20.6%	225.3%	268.5%
Core Molding Tech., Inc. (CMT)	21.6%	22.2%	110.3%	56.7%	93.4%
NL Industries, Inc. (NL)	12.8%	30.1%	-10.6%	-86.0%	-88.7%
CompX International Inc. (CIX)	12.8%	30.1%	-10.6%	-43.2%	-54.1%
Hurco Companies, Inc. (HURC)	11.3%	15.9%	166.9%	107.6%	142.7%
Omega Flex, Inc. (OFLX)	10.5%	57.2%	93.2%	76.8%	NA
Chase Corporation (CCF)	3.3%	78.5%	160.2%	160.2%	294.6%
Synalloy Corporation (SYNL)	1.4%	16.9%	92.6%	96.4%	70.7%
UFP Technologies, Inc. (UFPT)	0.1%	9.5%	40.4%	103.1%	136.9%
Hardinge Inc. (HDNG)	-5.4%	-8.8%	45.5%	34.3%	74.6%
Peer Group Mean[3]	11.2%	25.8%	72.4%	72.0%	141.1%
Peer Group Median[3]	11.3%	16.9%	88.4%	76.8%	115.1%
The Eastern Company (EML)	-1.2%	-1.5%	24.9%	40.7%	87.7%

Similarly, Eastern’s EBITDA growth rates of 7.0%, 22.6%, 97.4%, 29.9% and 14.3%, respectively, for the most recent one, three, five, ten and fifteen-year periods, substantially lag its peers’ median growth rates of 32.0%, 16.7%, 56.8%, 113.1% and 177.5%, respectively, for the same periods.

WE LACK CONFIDENCE IN THE COMMITMENT OF

THE EASTERN BOARD TO PROTECT SHAREHOLDER INTERESTS

We believe that the Eastern Board has failed to adequately protect shareholder interests. Based on Eastern’s record in the area of corporate governance, the Board’s plans to expand its size immediately after the Annual Meeting without a shareholder vote and the lengthy tenure of its incumbent directors, it appears to us that the Company’s directors are more concerned about maintaining their Board seats than protecting the interests of Eastern’s shareholders.

WE BELIEVE THAT EASTERN’S CORPORATE GOVERNANCE

DEMONSTRATES A DISREGARD FOR SHAREHOLDER INTERESTS

We believe that Eastern has extremely poor corporate governance which demonstrates a disregard for shareholder interests.  Among other things, the Company has a “poison pill” shareholder rights plan with a ten-percent trigger that has not been approved by shareholders, a prohibition on the ability of shareholders to call a special meeting and a 75% supermajority voting requirement for shareholders to amend its Bylaws.  In addition, Eastern has a staggered board of directors and maintains a plurality voting standard for uncontested director elections, both of which run contrary to the policies of the Counsel of Institutional Investors and can lead to entrenched boards. Furthermore, the Board has also failed to implement minimum share ownership requirements for directors and the Company’s senior management team, failed to add a clawback provision to the Company’s compensation plans to permit the Board to recoup any improperly granted bonus awards, and failed to publicly disclose whether it has a CEO succession plan in place for a company run by an 84-year old executive.  Finally, the Board has not separated the roles of Chairman and Chief Executive Officer (or even appointed an independent lead or presiding director), which we believe hinders the ability of the Board to independently evaluate important strategic decisions and effectively carry out its responsibilities to shareholders.

To make matters worse, the Board did not even have a standing corporate governance committee from 2004 through May 2014, and its new standing committee did not bother to hold any meetings at all last year.  We are dismayed by the Board’s apparent disregard of good corporate governance practices.  It is our belief that David Robinson, who has been nominated by the Board for reelection at the Annual Meeting and serves on the Board’s Nominating and Corporate Governance Committee, must share responsibility for the Company’s poor record in the area of corporate governance.  We urge you to oppose his reelection by voting the WHITE proxy card today to elect our director nominees who pledge to work diligently to improve Eastern’s corporate governance.

WE BELIEVE THE BOARD’S RECENT DECISION TO AMEND ITS BYLAWS AND EXPAND THE SIZE OF THE BOARD IMMEDIATELY AFTER THE ANNUAL MEETING IMPROPERLY DISENFRANCHISES SHAREHOLDERS

On March 20, 2015, Eastern publicly announced that the Board had unilaterally amended Eastern’s long-standing Bylaws, without shareholder approval, to provide it with the right (which previously only the Company’s shareholders had) to fill vacancies created by an increase in the number of directors.  The Company also announced that the Board intends to expand its size from five to six directors immediately after the Company’s 2015 Annual Meeting and use its newly-created authority to appoint James H. Ozanne to fill the vacancy, thus adding a new director to the Board without a shareholder vote.

While the Company’s March 20th press release states that the expansion of the Board is being done “in order to enhance corporate governance,” we believe that nothing could be further from the truth.  We believe that the Board’s decision to expand its size by one directorship immediately after the Annual Meeting, and unilaterally appoint Mr. Ozanne to fill the new Board seat, disenfranchises shareholders by denying them the opportunity to vote on the addition of Mr. Ozanne to the Board.  The Board could have easily provided shareholders with the opportunity to vote on Mr. Ozanne’s addition to the Board at the Annual Meeting, but instead has deliberately delayed his appointment until immediately after the meeting, which denies shareholders the ability to exercise this fundamental right.  Furthermore, the Board’s appointment of Mr. Ozanne as a director immediately following the shareholder meeting would further disenfranchise shareholders if the Barington Group’s proxy solicitation is successful by diminishing the influence of our two nominees on the Board, as they would then comprise two out of six directors rather than two out of five directors.  Such defensive actions taken in the context of a contested election of directors have been found by courts to be improper and contrary to established principles of corporate democracy.  See, e.g. MM Companies, Inc. v. Liquid Audio, Inc., 813 A.2d 1118 (Del. 2003), and Blasius Industries, Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988).

We see no benefit to shareholders in adding Mr. Ozanne to the Board in a manner that circumvents the election process and believe that it is only being done to dilute the effectiveness of any Barington Group nominee that may be elected at the Annual Meeting.  Therefore, by letter dated March 27, 2015, we strongly encouraged the Board to promptly reconsider its decision and publicly announce that Eastern will restore its Bylaws to their previous state and will not proceed with the contemplated appointment of Mr. Ozanne to the Board without shareholder approval.  As of the date of this letter, the Eastern Board has failed to take such corrective action, and we have begun the process to commence litigation on behalf of shareholders to restore their valuable voting rights.

WE BELIEVE EASTERN’S INCUMBENT DIRECTORS ARE OVER-TENURED

AND LACK MEANINGFUL EXPERIENCE IN THE INDUSTRIAL SECTOR

The Eastern Board, with its astonishing average director tenure of 27 years, is the longest tenured Board that we have seen in our fifteen years of investing.  Institutional Shareholder Services considers a director tenure of greater than nine years as excessive, and GMI Ratings, an independent research firm, has flagged the Eastern Board as being potentially entrenched due to its high number of long-serving directors.  According to GMI in its latest analysis report on Eastern:

“Of particular importance during periods of extended underperformance, the impact of an entrenched board can be particularly damaging to sustainable shareholder interests, and we do see the potential for such entrenchment at this firm due to a significant number of long-serving directors.  While we recognize the benefits of experience, it becomes increasingly challenging to act independently with such extensive service.  Long-tenured directors can often form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight.  These concerns are aggravated due to additional factors, e.g., a classified board, which together with the high number of long-tenured directors raises concerns about whether the board is able to provide an effective counterbalance to management.”

We are also concerned by the fact that Eastern’s incumbent directors lack meaningful board of director and operating experience in the industrial sector.  Other than their tenure on the Eastern Board, none has ever served as a director of a publicly traded industrial or manufacturing company or held an executive position in this sector.

In light of the excessive length of service of Eastern’s incumbent directors, their limited experience in the industrial sector and the extended period of underperformance of the Company’s stock under their watch, we believe that change on the Eastern Board is long overdue.  We are confident that shareholders can only benefit from the addition of new and more experienced directors on the Eastern Board.

OUR PROPOSED PLAN FOR EASTERN

We believe that the Eastern Board should take prompt action in a number of areas to enhance long-term shareholder value.  If elected, our nominees are committed, subject to their fiduciary duties, to work constructively with the other members of the Board to take the following actions intended to improve the Company’s strategic focus, return on invested capital, revenue growth and corporate governance:

•

Conduct a Detailed Strategic Review of each of the Company’s Businesses.  If elected, our nominees would recommend that the Company immediately conduct a detailed strategic review of each of Eastern’s businesses and the end markets that these businesses serve.  Such strategic review should seek to identify the Company’s most profitable businesses and businesses with the greatest growth potential, as well as determine opportunities to rationalize Eastern’s portfolio of businesses and improve its return on invested capital.

•

Rationalize the Company’s Portfolio of Businesses.  As previously noted, we believe that Eastern suffers from a lack of strategic focus that has hindered the Company’s ability to achieve sufficient economies of scale in its business segments and generate sustainable growth and attractive margins for the Company as a whole.  We therefore believe that, following the completion of a strategic review, Eastern should aggressively explore rationalizing its portfolio of businesses by exiting businesses deemed to have the least favorable long-term prospects.  To that end, we believe that Eastern should engage an investment banking firm to assist the Company in selling or otherwise exiting these businesses.

•

Pursue Complementary Acquisitions.  It is our belief that while the Company works to make its portfolio of businesses more focused, it should simultaneously be pursuing opportunities to build scale in its most attractive businesses through complementary acquisitions that would help deliver access to new high-growth markets or purchasing, sales, marketing or other synergies.  It is our belief that there are a number of complementary acquisitions that Eastern can pursue that will help Eastern create meaningful long-term shareholder value.  To help achieve this, we believe that the Company needs to strengthen its internal transaction execution capabilities by, among other things, (i) developing a disciplined approach to identify potential acquisition targets and evaluate the strategic benefits and return on capital of potential transactions, and (ii) enhancing the Company’s internal integration capabilities to ensure that acquisitions are smoothly integrated and the identified benefits are realized.

•

Improve Revenue Growth. We are convinced that the Company has opportunities to further penetrate existing distribution channels and capitalize on long-standing customer relationships with new product offerings.  We believe that the Company’s reputation for quality custom-designed products, efficient logistics and strong after-market sales support provides a solid platform for profitable organic growth.  We also believe that many of the Company’s existing products have growth opportunities in adjacent markets, including international markets, and we recommend that Eastern aggressively pursue opportunities to penetrate the international operations of its domestic customers.  At the same time, we believe that the Company has the capacity to accelerate the introduction of new industrial products by working closely with key customers to jointly develop new products.  We believe that Eastern has been too passive in pursuing these opportunities, and recommend that the Company make the enhancement of revenue growth a priority.

•

Improve Corporate Governance and Appoint an Independent Chairman.  Finally, we believe that the Company has an extremely poor corporate governance profile, which facilitates the entrenchment of the Board and demonstrates a disregard for shareholder interests.  If elected, our nominees would aggressively work to improve the Company’s corporate governance to make Eastern more responsive to shareholder wishes by, among other things, seeking to remove the Company’s staggered board of directors, implement a majority-voting Bylaw for uncontested director elections, and remove the 75% supermajority voting requirements for shareholders to amend the Bylaws.  Our nominees would also recommend that the Company implement a formal clawback policy regarding executive incentive pay (to permit the Board to recoup any improperly granted bonus awards) and have an annual advisory vote by shareholders to approve the compensation of Eastern’s named executive officers (rather than every three years, as is currently the case).  Finally, our nominees would strongly advocate the appointment of an independent Chairman of the Board.

ELECT SHAREHOLDER-FOCUSED DIRECTORS WITH

SUBSTANTIAL EXPERIENCE IMPROVING LONG-TERM SHAREHOLDER VALUE

We are soliciting proxies for the election to the Board of James A. Mitarotonda and Michael A. McManus, Jr. as directors of the Company.

James A. Mitarotonda – Mr. Mitarotonda, 60, has been the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P. an investment firm, since 1991.  Mr. Mitarotonda is an experienced public company director who has helped numerous underperforming public companies improve their financial and share price performance, corporate governance and executive compensation practices.  He is currently a director of A. Schulman, The Pep Boys – Manny, Moe & Jack, OMNOVA Solutions, Inc. and Barington/Hilco Acquisition Corp.  He has also served as a director of Ameron International, Griffon Corporation, Gerber Scientific, The Jones Group, Register.com, Inc. and Sielox, Inc., among other companies.  We believe that Mr. Mitarotonda is well qualified to serve as a director of the Company based on, among other things, his status as a shareholder representative, his extensive public company director experience, his financial, investment banking and corporate governance expertise, his experience as a chief executive officer, and his experience investing in and serving as a director of numerous manufacturing and industrial companies.

Michael A. McManus, Jr. – Mr. McManus, 71, has been the President and Chief Executive Officer of Misonix, Inc., a manufacturer of medical devices, since 1998.  ExecRank, a provider of executive rankings and executive performance reports, recently selected Mr. McManus as a top micro-cap CEO for 2014.  Prior to working at Misonix, Mr. McManus was the President and Chief Executive Officer of New York Bancorp Inc. and also served as an Assistant to President Ronald Reagan.  Mr. McManus is a director of A. Schulman, Inc. and Novavax, Inc. and serves as an advisor to Barington Capital Group, L.P.  We believe that Mr. McManus is well qualified to serve as a director of the Company based on, among other things, his extensive business and leadership experience as a chief executive officer of two public companies; his public company director experience; his knowledge of equity and capital markets; and his significant experience in governance, legal and risk management.

We believe that our nominees have the business and leadership skills, boardroom experience and shareholder perspective that is needed to help the Company realize its value potential and ensure that shareholder interests are represented in the boardroom.  If elected, it is their intention to work constructively with the other members of the Eastern Board to help enhance long-term value for the benefit of all shareholders of Company.  While there is no guarantee that the election of our nominees will in fact lead to the enhancement of long-term shareholder value, ask yourself:  Are you comfortable trusting the Company’s incumbent directors to improve long-term value for shareholders based on their track record over the past 15 years and the background and experience of their candidates for election at the Annual Meeting?

Both of the Company’s nominees for election at the Annual Meeting have little experience serving as public company directors or working at a manufacturing or industrial company.  David Robinson has no other experience as a public company director except for serving on the Eastern Board, and his professional experience is in the insurance industry, where he ran a local insurance agency.  Similarly, Samantha Allison – Eastern’s other director nominee – has never served as a public company director and her professional experience is in the health care industry.  We find it difficult to see how the election of either of the Company’s nominees would improve what we believe is already an entrenched and ineffective Board.

TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE

AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY!

We urge you to support our efforts to elect James A. Mitarotonda and Michael A. McManus, Jr. at the Annual Meeting in order to establish an experienced and independent voice for shareholders in the Eastern boardroom.  As significant shareholders of the Company, our interests are clearly aligned with yours.

As you may know, Barington has substantial experience investing in manufacturing and industrial companies, with prior investments in Ameron International, Stewart & Stevenson, Griffon Corporation, Gerber Scientific, Lancaster Colony Corporation, Met-Pro, Spartech, OMNOVA Solutions and A. Schulman.  We also have a 15-year track record of assisting underperforming publicly traded companies in improving their operations, profitability, strategic focus and corporate governance.  We are extremely confident that if our nominees are elected at the Annual Meeting we can help do the same at Eastern for the benefit of all shareholders of the Company.

Please act now to protect the value of your and our investment in the Company!

Thank you for your support,

THE BARINGTON GROUP

Endnotes:

1   Median performance of peer group established by Equilar, Inc. This peer group is utilized by Glass Lewis & Co., a leading proxy advisory firm, for comparative purposes in its 2014 proxy report. Excludes members of the peer group during any periods that they are not publicly traded. Source: S&P Capital IQ.

2   The Wilshire 5000 and Russell 2000 Index performance figures have been calculated by S&P Capital IQ assuming that dividends are reinvested.

3   Mean and median performance of peer group established by Equilar, Inc. Source: S&P Capital IQ.

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About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000.  The Fund invests in undervalued publicly traded companies that Barington believes could appreciate significantly in value as a result of a change in corporate strategy or from various operational, financial or corporate governance improvements.  Barington’s investment team, senior advisors and industry contacts are seasoned operating specialists, experienced in working with companies to design and implement initiatives to improve their long-term financial and share price performance.  Barington has substantial experience investing in manufacturing and industrial companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, Lancaster Colony Corporation, Spartech Corporation, OMNOVA Solutions Inc. and A. Schulman, Inc.  Barington represents a group of shareholders that collectively owns over 5.2% of the outstanding shares of common stock of The Eastern Company.

Important Information:

The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on April 10, 2015 to be used to solicit proxies in connection with the election of its nominees at the 2015 Annual Meeting of Shareholders of The Eastern Company, a Connecticut corporation. Information relating to the participants in such proxy solicitation (the “Participants”) has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE EASTERN COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS.  SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WILL BE MAILED TO SHAREHOLDERS OF THE COMPANY.  THESE MATERIALS AND OTHER MATERIALS FILED BY THE BARINGTON GROUP IN CONNECTION WITH THE SOLICITATION OF PROXIES ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.BARINGTON.COM/EASTERN.HTML OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

CONTACT:

Jared L. Landaw

Chief Operating Officer

Barington Capital Group, L.P.

(212) 974-5713

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